Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders
of Fraternity Community Bancorp, Inc.

Baltimore, Maryland

We have audited the accompanying consolidated financial statements of Fraternity Community Bancorp, Inc. and Subsidiary (the “Company”) (a Maryland corporation), which comprise the consolidated statements of financial condition as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fraternity Community Bancorp, Inc. and Subsidiary as of December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Stegman & Company

Baltimore, Maryland

March 25, 2016

TABLE OF CONTENTS

INDEPENDENT AUDITORS' REPORT

FINANCIAL STATEMENTS	Page

Consolidated Statements of Financial Position	1

Consolidated Statements of Operations	2

Consolidated Statements of Comprehensive (Loss) Income	3

Consolidated Statements of Changes in Stockholders' Equity	4

Consolidated Statements of Cash Flows	5 - 6

NOTES TO FINANCIAL STATEMENTS	7 - 42

FRATERNITY COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents:
Cash and due from banks	$693,799	$980,735
Interest-bearing deposits in other banks	17,021,841	11,664,742

Total cash and cash equivalents	17,715,640	12,645,477

Investment securities:
Available-for-sale - at fair value	12,539,636	14,120,566
Held-to-maturity - at amortized cost (fair value approximates $8,306,276 (2015) and $9,295,742 (2014))	8,152,724	9,099,935
Loans - net of allowance for loan losses of $1,550,000 and $1,650,000 (2015 and 2014, respectively)	112,584,804	117,707,176
Property and equipment, net	724,881	800,686
Federal Home Loan Bank stock - at cost - restricted	1,047,200	1,049,900
Ground rents - net of valuation allowance of $43,812 (2015) and $44,703 (2014)	810,684	821,293
Accrued interest receivable	493,028	519,531
Investment in bank-owned life insurance	5,008,295	4,854,950
Deferred income taxes	1,509,761	1,177,607
Other assets	532,317	611,545

TOTAL ASSETS	$161,118,970	$163,408,666

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits	$112,214,536	$114,181,515
Advances from the Federal Home Loan Bank	20,000,000	20,000,000
Advances by borrowers for taxes and insurance	586,013	643,479
Other liabilities	1,105,353	951,824

Total liabilities	133,905,902	135,776,818

Stockholders' Equity:
Preferred stock,$0.01 par value; authorized 1,000,000; none issued	-	-
Common stock, $0.01 par value; authorized 15,000,000; issued and outstanding, 1,376,503 shares at December 31, 2015 and 1,381,082 shares at December 31, 2014	13,765	13,811
Additional paid in capital	12,466,903	12,288,805
Retained earnings - substantially restricted	15,533,768	16,240,029
Unearned ESOP shares	(740,600)	(846,400)
Accumulated other comprehensive loss	(60,768)	(64,397)

Total stockholders' equity	27,213,068	27,631,848

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$161,118,970	$163,408,666

See accompanying notes.

FRATERNITY COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
INTEREST INCOME:
Interest and fees on loans:
Real estate loans	$5,187,063	$5,379,240
Other loans	3,568	5,009
Interest and dividends on investments and bank deposits	620,555	704,702
Income from ground rents owned	46,857	52,687
Total interest income	5,858,043	6,141,638

INTEREST EXPENSE:
Interest on deposits	1,155,942	1,153,199
Interest on borrowings - short term	28,500	28,500
Interest on borrowings - long term	587,802	587,802
Total interest expense	1,772,244	1,769,501

NET INTEREST INCOME	4,085,799	4,372,137
PROVISION FOR LOAN LOSSES	909,314	26,909
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,176,485	4,345,228

NON-INTEREST INCOME:
Gain on sale of investment securities	9,523	1,828
Income on bank-owned life insurance	153,345	162,079
Gain on sale of loans	27,441	8,506
(Loss) gain on sale of other real estate owned	(10,386)	29,905
Other income	6,947	36,998
Total non-interest income	186,870	239,316

NON-INTEREST EXPENSES:
Salaries and employee benefits	2,231,890	2,422,997
Occupancy expenses	512,367	595,314
Legal fees	302,884	211,957
Federal Deposit Insurance premiums	120,548	117,016
Accounting and auditing expense	145,137	164,718
Data processing expense	456,559	460,041
Directors fees	160,759	145,599
Other general and administrative expenses	473,426	587,392
Total non-interest expenses	4,403,570	4,705,034

LOSS BEFORE INCOME TAX BENEFIT	(1,040,215)	(120,490)
INCOME TAX BENEFIT	(333,954)	(185,150)
NET (LOSS) INCOME	$(706,261)	$64,660

(LOSS) EARNINGS PER COMMON SHARE - BASIC	$(0.52)	$0.05

(LOSS) EARNINGS PER COMMON SHARE - DILUTED	$(0.52)	$0.05

See accompanying notes.

FRATERNITY COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

NET (LOSS) INCOME	$(706,261)	$64,660

OTHER COMPREHENSIVE INCOME, NET OF TAX:
Unrealized gains on available-for-sale securities:
Unrealized holding gains arising during the period	15,571	1,010,709
Less: income taxes on unrealized gains arising during the period	(6,228)	(404,284)
	9,343	606,425

Less: Reclassification adjustment for realized gains	(9,523)	(1,828)
Income taxes on reclassification adjustment	3,809	731
	(5,714)	(1,097)

OTHER COMPREHENSIVE INCOME	3,629	605,328

COMPREHENSIVE (LOSS) INCOME	$(702,632)	$669,988

See accompanying notes.

FRATERNITY COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

					Accumulated
		Additional		Unearned	Other	Total
	Common	Paid In	Retained	ESOP	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Shares	Loss	Equity

Balance, January 1, 2014	$13,929	$12,236,878	$16,175,369	$(952,200)	$(669,725)	$26,804,251

Net Income	-	-	64,660	-	-	64,660

Other Comprehensive Income	-	-	-	-	605,328	605,328

Restricted Stock Awards	-	105,196	-	-	-	105,196

Stock Based Compensation	-	73,254	-	-	-	73,254

Common stock repurchased	(118)	(178,708)	-	-	-	(178,826)

ESOP shares released or committed for release	-	52,185	-	105,800	-	157,985

Balance, December 31, 2014	13,811	12,288,805	16,240,029	(846,400)	(64,397)	27,631,848

Balance, January 1, 2015	13,811	12,288,805	16,240,029	(846,400)	(64,397)	27,631,848

Net Loss	-	-	(706,261)	-	-	(706,261)

Other Comprehensive Income	-	-	-	-	3,629	3,629

Restricted Stock Awards	-	105,162	-	-	-	105,162

Stock Based Compensation	-	73,254	-	-	-	73,254

Common stock repurchased	(46)	(72,394)	-	-	-	(72,440)

ESOP shares released or committed for release	-	72,076	-	105,800	-	177,876

Balance, December 31, 2015	$13,765	$12,466,903	$15,533,768	$(740,600)	$(60,768)	$27,213,068

See accompanying notes.

FRATERNITY COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(706,261)	$64,660
Adjustments to reconcile net (loss) income provided by operating activities:
Depreciation	91,581	143,710
Gain on sale of available-for-sale securities	(9,523)	(1,828)
Loss (gain) on sale of other real estate owned	10,386	(29,905)
Gain on sale of loans	(27,441)	(8,506)
Origination of loans held for sale	(1,515,016)	(528,000)
Proceeds from sale of loans held for sale	1,542,457	536,506
Amortization/accretion of premium/discount	239,000	125,773
Increase in value of bank-owned life insurance	(153,345)	(162,078)
Decrease in valuation of other real estate owned	-	100,000
Stock based compensation	178,416	178,450
Stock based compensation (ESOP)	177,876	157,985
Deferred income taxes	(334,517)	(172,216)
Provision for loan losses	909,314	26,909
Changes in operating assets and liabilities:
Accrued interest receivable and other assets	105,731	21,796
Other liabilities	153,529	144,980

Net cash provided by operating activities	662,187	598,236

CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease (increase) in loans	4,155,814	(3,566,777)
Redemption of ground rents	10,609	7,950
Acquisition of property and equipment	(15,776)	(12,897)
Purchase of:
Investment securities available-for-sale	-	(1,000,000)
Investment securities held-to-maturity	-	(1,456,423)
Proceeds from:
Sales and maturities of investment securities available-for-sale	507,540	2,926,947
Principal paydowns on investment securities available-for-sale	997,284	1,171,259
Principal paydowns on investment securities held-to-maturity	799,832	422,624
Proceeds from sale of Federal Home Loan Bank stock	2,700	53,800
Proceeds from sale of other real estate owned	46,858	2,262,010

Net cash provided by investing activities	6,504,861	808,493

Fraternity Community Bancorp, Inc.

Consolidated Statements of Cash Flows (Continued)

	2015	2014

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in deposits	$(1,966,979)	$(3,919,405)
Repurchase of common stock	(72,440)	(178,826)
Decrease in advances by borrowers for taxes and insurance	(57,466)	(14,694)

Net cash used in financing activities	(2,096,885)	(4,112,925)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,070,163	(2,706,196)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	12,645,477	15,351,673

CASH AND CASH EQUIVALENTS AT END OF YEAR	$17,715,640	$12,645,477

Cash paid for interest	$1,772,409	$1,769,710

Cash paid for taxes	$-	$-

Transfer of loans to other real estate owned	$57,244	$410,399

See accompanying notes.

FRATERNITY COMMUNITY BANCORP, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Fraternity Community Bancorp, Inc. (the “Company”) was incorporated on October 12, 2010 to serve as the holding company for Fraternity Federal Savings & Loan Association (the “Bank”), a federally chartered savings bank. On March 31, 2011, in accordance with a Plan of Conversion adopted by its Board of Directors and approved by its members, the Bank converted from a federal mutual savings bank to a federal stock savings bank and became the wholly owned subsidiary of the Company. The conversion was accomplished through the sale and issuance of 1,587,000 shares of common stock at a price of $10.00 per share, through which the Company received proceeds of approximately $14,968,600, net of offering expenses of approximately $901,400. In connection with the conversion, the Bank’s Board of Directors adopted an employee stock ownership plan (the “ESOP”) which subscribed for 8% of the sum of the number of shares, or 126,960 shares of common stock sold in the offering. All material intercompany accounts and transactions have been eliminated in consolidation.

In accordance with the Office of the Comptroller of the Currency (the “OCC”) regulations, upon the completion of the conversion, the Bank restricted retained earnings by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation of the Bank, and only in such event, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held. The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

Nature of Operations

Fraternity Federal Savings and Loan (the “Bank”) provides a full range of banking services to individuals and businesses through its main office and three branches in the Baltimore metropolitan area. Its primary deposit products are certificates of deposit and demand, savings, NOW, and money market accounts. Its primary lending products are consumer loans and real estate mortgages.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all cash and due from banks and interest-bearing deposits in other banks having original maturities of three months or less to be cash equivalents for purposes of the statement of cash flows.

Investment Securities

Investment securities designated as available-for-sale are stated at estimated fair value based on quoted market prices. They represent those securities which management may sell as part of its asset/liability strategy or that may be sold in response to changing interest rates or liquidity needs. Unrealized holding gains and losses, net of tax, on available-for-sale securities are included in other comprehensive income. Realized gains (losses) on available-for-sale securities are included in other income and, when applicable, are reported as a reclassification adjustment in other comprehensive income. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined by the specific identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the term of the security.

Investment securities designated as held-to-maturity are stated at amortized cost and adjusted for premiums and discounts that are recognized in interest income using the interest method over the period of maturity.

Federal Home Loan Bank Stock – at cost

The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank of Atlanta (“FHLB”) in varying amounts based on balances of outstanding home loans and on amounts borrowed from the FHLB. Because no ready market exists for this stock and it has no quoted market value, the Bank’s investment in this stock is carried at cost.

Loans Held for Sale

Loans originated for sale are carried at the lower of aggregate cost or market value. Market value is based on commitments from investors. Gains and losses on sales are determined using the specific identification method.

Loans Receivable

Loans are stated at the principal amount outstanding net of unearned income/expense. Interest income on loans is accrued at the contractual rate on the principal amount outstanding. When scheduled principal and interest payments are past due 90 days or more, the accrual of interest income is discontinued and recognized only as collected. Accrual of interest resumes when the loan is brought current and the borrower demonstrates an ability to service the debt on a current basis.

Loan origination fees and qualifying deferred loan costs are being deferred, and the net amount is amortized over the contractual life of the loan as an adjustment to the loan’s yield. The computation on a per loan basis was based on salaries of loan officers, employees associated with originating loans and loan volume.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb loan losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, and trends in historical loss experience, specific impaired loans, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

While management uses all available information to recognize credit losses in accordance with U.S. generally accepted accounting principles, future increases or decreases to the allowance may be necessary based on several factors such as changes in local economic conditions affecting the Bank’s customers, the payment performance of individual loans, portfolio seasoning, changes in collateral values, and reviews of loan relationships. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association’s allowance for credit losses. Such examinations could result in the Bank recognizing additions to this allowance based on the regulators’ judgments about information available to them at the time of their examination.

A loan is considered impaired when it is probable that the Bank will be unable to collect scheduled payments. Factors in determining impairment include payment status, collateral value and probability of collection. Impairment is measured on a loan-by-loan basis for all speculative construction loans, commercial and land loans greater than $500,000 and all other loans greater than $1,500,000, by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Bank-Owned Life Insurance

The Bank purchased single premium life insurance policies on certain employees of the Bank. The net cash surrender value of those policies is included in the accompanying statement of financial position. Appreciation in the value of the insurance policies is classified in non-interest income.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets from the respective dates of acquisition. The useful lives for the principal classes of assets are:

Buildings and improvements	30 - 40 years
Furniture, fixtures and equipment	3 - 20 years
Leasehold improvements	10 years

Expenditures for maintenance, repairs and minor renewals are expensed as incurred. Expenditures for additions, improvements and replacements are added to property and equipment accounts. The cost of retirements and other dispositions is removed from both the asset and accumulated depreciation accounts.

Other Real Estate Owned

Real estate acquired through, or in lieu of, foreclosure is initially recorded at fair value less estimated costs to sell at the date of acquisition. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

Management periodically performs valuations, and the asset is reduced through a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, accumulated depreciation, deferred loan fees, and accrued employee benefits for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Advertising

Advertising costs are expensed as incurred. Advertising expense was $67,189 and $68,959 for the years ended December 31, 2015 and 2014, respectively.

Financial Statement Presentation

Certain reclassifications have been made to the financial statement presentation to conform with the current year’s method of presentation. Such reclassifications had no effect on net income.

Earnings per Common Share

Basic earnings per common share is net income available to common shareholders divided by the weighted average number of common shares outstanding during the period, excluding unallocated ESOP shares. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options and restricted stock grants.

Stock-Based Compensation

Compensation cost is recognized for stock options and restricted stock awards issued to employees and directors, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, net of related taxes, which are also recognized as separate components of stockholders’ equity.

2. INVESTMENT SECURITIES

The amortized cost and fair values of investment securities are as follows:

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Available-for-sale:
Obligations of U.S. Government Agencies	$5,998,148	$-	$130,718	$5,867,430
Municipal Bonds	1,000,000	22,950	-	1,022,950
Mortgage-backed securities:
FNMA	3,327,889	168	8,994	3,319,063
GNMA	662,396	19,187	-	681,583
Federal Agency CMO	1,528,984	1,850	2,251	1,528,583
Private Label CMO	122,571	-	2,544	120,027

	$12,639,988	$44,155	$144,507	$12,539,636

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity:
Municipal Bonds	$2,070,607	$82,126	$6,115	$2,146,618
SBA Pools	1,537,392	-	46,273	1,491,119
Mortgage-backed securities:
FNMA	4,544,725	123,814	-	4,668,539

	$8,152,724	$205,940	$52,388	$8,306,276

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Available-for-sale:
Obligations of U.S. Government Agencies	$5,997,918	$-	$147,318	$5,850,600
Municipal Bonds	1,000,000	18,540	-	1,018,540
Mortgage-backed securities:
FNMA	4,333,245	18,596	2	4,351,839
GNMA	938,641	23,017	-	961,658
Federal Agency CMO	1,763,199	-	19,647	1,743,552
Private Label CMO	193,907	470	-	194,377

	$14,226,910	$60,623	$166,967	$14,120,566

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity:
Municipal Bonds	$2,097,175	$87,089	$9,542	$2,174,722
SBA Pools	2,354,329	-	54,225	2,300,104
Mortgage-backed securities:
FNMA	4,648,431	172,485	-	4,820,916

	$9,099,935	$259,574	$63,767	$9,295,742

The amortized cost and fair value of debt securities at December 31, 2015 and 2014 by contractual maturities are shown below. Expected maturities may differ from contractual maturities because borrowers may have to call or repay obligations with or without call or prepayment penalties.

	December 31, 2015 Available-for-Sale
	Amortized Cost	Fair Value

Due in five years through ten years	$2,500,080	$2,444,562
Due after ten years	10,139,908	10,095,074

	$12,639,988	$12,539,636

	December 31, 2015 Held-to-Maturity
	Amortized Cost	Fair Value

Due in less than one year	$1,825	$1,445
Due in one year through five years	4,012,276	4,090,186
Due in five years through ten years	2,501,041	2,562,673
Due after ten years	1,637,582	1,651,972

	$8,152,724	$8,306,276

	December 31, 2014 Available-for-Sale
	Amortized Cost	Fair Value

Due in five years through ten years	$2,046,730	$2,011,421
Due after ten years	12,180,180	12,109,145

	$14,226,910	$14,120,566

	December 31, 2014 Held-to-Maturity
	Amortized Cost	Fair Value

Due in one year through five years	$3,208,373	$3,312,560
Due in five years through ten years	4,114,138	4,186,409
Due after ten years	1,777,424	1,796,773

	$9,099,935	$9,295,742

The Bank recognized gross gains on sales of available-for-sale securities of $9,523 and $8,147 for the years ended December 31, 2015 and 2014, respectively. The Bank recognized gross losses on sales of available-for-sale securities of $0 and $6,319 for the years ended December 31, 2015 and 2014, respectively.

Securities with unrealized losses, segregated by length of impairment, as of December 31, 2015 and 2014 were as follows:

	Less than 12 Months		More than 12 Months		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses

December 31, 2015
Available-for-sale:
Obligations of U.S. Government Agencies	$1,977,860	$21,526	$3,889,570	$109,192	$5,867,430	$130,718
Mortgage-backed securities:
FNMA	3,315,145	8,991	77	3	3,315,222	8,994
Private Label CMO	120,027	2,544	-	-	120,027	2,544
Federal Agency CMO	527,245	2,251	-	-	527,245	2,251

	$5,940,277	$35,312	$3,889,647	$109,195	$9,829,924	$144,507

Held-to-Maturity:
Municipal Bonds	$-	$-	$488,782	$6,115	$488,782	$6,115
SBA Pools	$-	$-	1,491,119	46,273	1,491,119	46,273

	$-	$-	$1,979,901	$52,388	$1,979,901	$52,388

	Less than 12 Months		More than 12 Months		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
December 31, 2014
Available-for-sale:
Obligations of U.S. Government Agencies	$-	$-	$5,850,600	$147,318	$5,850,600	$147,318
Mortgage-backed securities:
FNMA	-	-	87	2	87	2
Federal Agency CMO	1,028,494	927	715,058	18,720	1,743,552	19,647

	$1,028,494	$927	$6,565,745	$166,040	$7,594,239	$166,967

Held-to-Maturity:
Municipal Bonds	$-	$-	$492,352	$9,542	$492,352	$9,542
SBA Pools	1,554,440	3,500	745,664	50,725	2,300,104	54,225

	$1,554,440	$3,500	$1,238,016	$60,267	$2,792,456	$63,767

Declines in the fair value of investment securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in cost.

Furthermore, as of December 31, 2015, management does not have the intent to sell any of the securities classified as available-for-sale in the table above and believes that it is more likely than not that the Bank will not have to sell any such securities before a recovery of cost. The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of December 31, 2015, management believes the impairments detailed in the table above are temporary and no impairment loss has been realized in the Bank’s consolidated income statement.

3. LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans and allowance for loan losses consisted of the following:

	December 31, 2015	December 31, 2014
Real Estate Loans:
Owner Occupied One- to- four family	$78,985,918	$80,715,662
Non Owner Occupied One- to- four family	10,568,839	12,257,661
Home Equity Lines of Credit	6,274,212	6,989,501
Commercial Real Estate	16,301,096	15,570,081
Residential Construction	1,191,709	2,845,139
Land	780,333	936,983
Total Real Estate Loans	114,102,107	119,315,027

Consumer Loans	32,697	42,149

Total Loans	114,134,804	119,357,176

Less:
Allowance for loan losses	(1,550,000)	(1,650,000)

Total loans and allowance for loan losses	$112,584,804	$117,707,176

Management segregates its loan portfolio into portfolio segments which is defined as the level at which the Company develops and documents a systematic method for determining its allowance for loan losses. The portfolio segments are segregated based on loan types and the underlying risk factors present in each loan type. These risk factors are periodically reviewed by management and revised as deemed appropriate. The Company’s loan portfolio is segregated into the following portfolio segments:

Owner Occupied One- To- Four Family Residential Loans. This portfolio segment consists of the origination of first mortgage loans and closed end home equity second mortgage loans secured by one- to- four family residential properties located in our market area. The Company offers both fixed and adjustable rate products on properties located in the Company’s primary market area. These loans are generally for terms of 15, 20 and 30 years amortized on a monthly basis. The Company generally establishes a maximum loan-to-value ratio and requires private mortgage insurance if that ratio is exceeded. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as employment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Non Owner Occupied One- To-Four Family Real Estate Loans. Loans secured by investment properties represent a unique credit risk to us and, as a result, we adhere to special underwriting guidelines. Of primary concern in non-owner occupied real estate lending is the consistency of rental income of the property. Payments on loans secured by rental properties often depend on the maintenance of the property and the payment of rent by its tenants. Payments on loans secured by rental properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. We generally require collateral on these loans to be a first mortgage along with an assignment of rents and leases, although we might accept a second mortgage where the combined loan-to-value ratio is low.

Home Equity Lines of Credit. This portfolio segment consists primarily of open end, second mortgage loans secured by one–to-four family residential properties. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as employment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Commercial Real Estate Loans. This portfolio segment consists primarily of loans secured by commercial real estate. Loans secured by commercial real estate generally may have larger balances and more risk of default than one-to-four family mortgage loans. The increased risk is the result of several factors, including the concentration of principal in a limited number of loans and borrowers, the impact of local and general economic conditions on the borrower’s ability to repay the loan, and the increased difficulty of evaluating and monitoring these types of loans.

Residential Construction Loans. This portfolio includes construction loans to individuals and builders, primarily for the construction of residential properties. Construction financing generally involves greater risk than long-term financing on improved, owner-occupied real estate. Our portfolio consists of both construction/permanent loans to individuals for their principal residence as well as speculative construction loans to builders. Construction loans are underwritten on the basis of the estimated value of the property as completed. For our construction/permanent loans to individuals for their principal residence, repayment is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as employment levels. Repayment can also be impacted by changes in property values on residential properties. For our speculative construction loans to builders, repayment is primarily dependent on the cashflows of the builder and the success of the project. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long term financing.

Land. This portfolio consists primarily of first mortgage loans on developed residential land. Land loans have a higher level of risk than loans for the purchase of existing homes since collateral values can only be estimated at the time the loan is approved.

Consumer Loans. This portfolio segment includes small balance unsecured loans to individuals, automobile loans and deposit account loans. Consumer loans are generally originated at higher interest rates than residential mortgage loans because of their higher risk. Collections are highly dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. In the case where collateral may be present, repossessed collateral for a defaulted loan may not provide an adequate source of repayment as a result of damage, loss or depreciation.

The balance of impaired loans was $2,200,815 and $3,039,375 as of December 31, 2015 and 2014, respectively. A loan is impaired when it is not likely the lender will collect the full value of the loan because the creditworthiness of a borrower has fallen. All of our impaired loans are either a troubled debt restructuring or are on nonaccrual status.

Nonperforming/Past Due Loans - Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations, which typically occurs when principal or interest payments are more than 90 days past due. Non-accrual loans totaled $1,268,569 and $2,076,058 at December 31, 2015 and 2014, respectively. There were no accruing loans that were more than 90 days past due at December 31, 2015 or 2014.

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses, we have segmented our loan portfolio by product type. Our loan segments are owner occupied one-to-four family residential, non-owner occupied one-to-four family residential, home equity lines of credit (“HELOC”), commercial real estate, residential construction, land, consumer and commercial.

To establish the allowance for loan losses, loans are pooled by portfolio class and a historical loss percentage is applied to each class. The historical loss percentage is based upon the previous eight quarters history. This rolling history is utilized so that we have the most current and relevant charge-off trend data. These charge-offs are segregated by loan segment and compared to their respective loan segment average balances for the same period in order to calculate the charge-off percentage. That calculation determines the required allowance for loan loss level. The Company then applies additional loss multipliers to the different segments of loans to reflect various environmental factors. For individually evaluated loans (impaired loans), we do additional analyses to determine the impairment. Management applies judgment to develop its own view of loss probability within that range, using external and internal parameters with the objective of establishing an allowance for losses inherent within these portfolios as of the reporting date.

The Bank’s policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient enough to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are required to be designated as special mention.

Modifications of terms for our loans and their inclusion as troubled debt restructurings are based on individual facts and circumstances. Loan modifications that are included as troubled debt restructurings may involve either an increase or reduction of the interest rate, extension of the term of the loan, or deferral or forgiveness of principal or interest payments. As of December 31, 2015 there are two loans totaling $932,246 classified as troubled debt restructurings.

The credit quality of the loan portfolio is summarized quarterly using categories similar to the standard asset classification system used by the federal banking agencies. The following table presents credit quality indicators for the loan loss portfolio segments and classes. These categories are utilized to develop the associated allowance for loan losses using historical losses adjusted for current economic conditions defined as follows:

●	Pass – loans which are well protected by the current net worth and paying capacity of the obligor(s) or by the fair value, less cost to acquire and sell, of any underlying collateral.

●

Special Mention – loans with well-defined risk issues which creates a high level of uncertainty regarding the long term viability of the business. These loans exhibit material negative financial trends due to company specific or economic conditions. If these potential weaknesses are not mitigated, they threaten the borrower’s capacity to meet its debt obligations.

●

Substandard – loans in which the primary source of repayment is gone and causing us to rely upon a secondary source of repayment or in which the collateral has deteriorated or must be liquidated for repayment of the loan. These loans are characterized by the distinct possibility that the institution will sustain some loss if the weaknesses are not corrected.

The following tables show credit quality indicators, the aging of receivables, and disaggregated balances of loans receivable and the allowance for loan losses as of December 31, 2015 and 2014:

Credit Risk Analysis of Loans Receivable

As of December 31, 2015

	Owner Occupied 1-4 Family Residential	Non Owner Occupied 1-4 Family Residential	Home Equity Lines of Credit	Commercial Real Estate	Construction	Land	Consumer	Total

Pass	$78,880,319	$9,037,397	$6,260,773	$14,637,063	$1,191,709	$780,333	$32,384	$110,819,978
Special Mention	-	382,224	-	544,846	-	-	-	927,070
Substandard	105,599	1,149,218	13,439	1,119,187	-	-	313	2,387,756
Total	$78,985,918	$10,568,839	$6,274,212	$16,301,096	$1,191,709	$780,333	$32,697	$114,134,804

Credit risk profile based on payment activity:
Performing	$78,880,319	$9,419,621	$6,260,773	$16,301,096	$1,191,709	$780,333	$32,384	$112,866,235
Nonperforming	105,599	1,149,218	13,439	-	-	-	313	1,268,569
Total	$78,985,918	$10,568,839	$6,274,212	$16,301,096	$1,191,709	$780,333	$32,697	$114,134,804

Credit Risk Analysis of Loans Receivable

As of December 31, 2014

	Owner Occupied 1-4 Family Residential	Non Owner Occupied 1-4 Family Residential	Home Equity Lines of Credit	Commercial Real Estate	Construction	Land	Consumer	Total

Pass	$80,264,708	$10,464,091	$6,894,200	$14,428,248	$2,845,139	$936,983	$42,149	$115,875,518
Special Mention	263,767	-	-	-	-	-	-	263,767
Substandard	187,187	1,793,570	95,301	1,141,833	-	-	-	3,217,891
Total	$80,715,662	$12,257,661	$6,989,501	$15,570,081	$2,845,139	$936,983	$42,149	$119,357,176

Credit risk profile based on payment activity:
Performing	$80,528,475	$10,464,091	$6,894,200	$15,570,081	$2,845,139	$936,983	$42,149	$117,281,118
Nonperforming	187,187	1,793,570	95,301	-	-	-	-	2,076,058
Total	$80,715,662	$12,257,661	$6,989,501	$15,570,081	$2,845,139	$936,983	$42,149	$119,357,176

Aged Analysis of Past Due Loans Receivable

As of December 31, 2015

	Owner Occupied 1-4 Family Residential	Non Owner Occupied 1-4 Family Residential	Home Equity Lines of Credit	Commercial Real Estate	Construction	Land	Consumer	Total

30-59 Days Past Due	$12,229	$-	$236,979	$-	$-	$-	$-	$249,208
60-89 Days Past Due	5,581	-	-	-	-	-	-	5,581
Greater Than 90 Days Past Due	59,739	1,149,218	-	-	-	-	313	1,209,270
Total Past Due	77,549	1,149,218	236,979	-	-	-	313	1,464,059
Current	78,908,369	9,419,621	6,037,233	16,301,096	1,191,709	780,333	32,384	112,670,745
Total Loans Receivable	$78,985,918	$10,568,839	$6,274,212	$16,301,096	$1,191,709	$780,333	$32,697	$114,134,804

Recorded Investment
> 90 Days and Accruing	$-	$-	$-	$-	$-	$-	$-	$-

Aged Analysis of Past Due Loans Receivable

As of December 31, 2014

	Owner Occupied 1-4 Family Residential	Non Owner Occupied 1-4 Family Residential	Home Equity Lines of Credit	Commercial Real Estate	Construction	Land	Consumer	Total

30-59 Days Past Due	$120,660	$-	$14,746	$-	$-	$-	$1,020	$136,426
60-89 Days Past Due	3,089	-	-	-	-	-	-	3,089
Greater Than 90 Days Past Due	123,820	1,793,570	59,925	-	-	-	-	1,977,315
Total Past Due	247,569	1,793,570	74,671	-	-	-	1,020	2,116,830
Current	80,468,093	10,464,091	6,914,830	15,570,081	2,845,139	936,983	41,129	117,240,346
Total Loans Receivable	$80,715,662	$12,257,661	$6,989,501	$15,570,081	$2,845,139	$936,983	$42,149	$119,357,176

Recorded Investment
> 90 Days andAccruing	$-	$-	$-	$-	$-	$-	$-	$-

The following tables detail activity in the allowance for loan losses for the years ended December 31, 2015 and 2014. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

	Owner Occupied 1-4 Family Residential	Non Owner Occupied 1-4 Family Residential	Home Equity Lines of Credit	Commercial Real Estate	Construction	Land	Consumer	Commercial	Unallocated	Total
Allowance for loan losses:
December 31, 2015:
Beginning Balance	$617,648	$567,447	$102,724	$155,701	$28,451	$11,712	$527	$-	$165,790	$1,650,000
Provision for loan losses	(202,802)	1,282,985	(75,527)	(30,094)	(19,513)	(3,909)	(203)	-	(41,623)	909,314
Charge-offs	(43,759)	(988,326)	-	-	-	-	-	-	-	(1,032,085)
Recoveries	18,653	-	4,118	-	-	-	-	-	-	22,771
Net (charge-offs) recoveries	(25,106)	(988,326)	4,118	-	-	-	-	-	-	(1,009,314)
Ending Balance	$389,740	$862,106	$31,315	$125,607	$8,938	$7,803	$324	$-	$124,167	$1,550,000

December 31, 2014:
Beginning Balance	$901,766	$353,240	$106,851	$131,641	$24,635	$8,568	$924	$-	$375	$1,528,000
Provision for loan losses	(375,143)	214,207	(8,193)	24,060	3,816	3,144	(397)	-	165,415	26,909
Charge-offs	(4,516)	-	-	-	-	-	-	-	-	(4,516)
Recoveries	95,541	-	4,066	-	-	-	-	-	-	99,607
Net (charge-offs) recoveries	91,025	-	4,066	-	-	-	-	-	-	95,091
Ending Balance	$617,648	$567,447	$102,724	$155,701	$28,451	$11,712	$527	$-	$165,790	$1,650,000

The following table details the amounts evaluated for impairment collectively and individually allocated to each portfolio segment as of December 31, 2015 and 2014, detailed on the basis of the impairment methodology used by the Company.

	Owner Occupied 1-4 Family Residential	Non Owner Occupied 1-4 Family Residential	Home Equity Lines of Credit	Commercial Real Estate	Construction	Land	Consumer	Total
December 31, 2015:
Loans individually evaluated for impairment	$1,037,845	$1,149,218	$13,439	$-	$-	$-	$313	$2,200,815
Loans collectively evaluated for impairment	$77,948,073	$9,419,621	$6,260,773	$16,301,096	$1,191,709	$780,333	$32,384	$111,933,989
Balance at December 31, 2015	$78,985,918	$10,568,839	$6,274,212	$16,301,096	$1,191,709	$780,333	$32,697	$114,134,804

December 31, 2014:
Loans individually evaluated for impairment	$1,150,504	$1,793,570	$95,301	$-	$-	$-	$-	$3,039,375
Loans collectively evaluated for impairment	$79,565,158	$10,464,091	$6,894,200	$15,570,081	$2,845,139	$936,983	$42,149	$116,317,801
Balance at December 31, 2014	$80,715,662	$12,257,661	$6,989,501	$15,570,081	$2,845,139	$936,983	$42,149	$119,357,176

Management reviews and identifies loans and investments that require designation as nonperforming assets and troubled debt restructurings. Nonperforming assets include loans accounted for on a non-accrual basis, loans past due by 90 days or more but still accruing, and other real estate owned. Troubled debt restructurings include loans in which the borrower was having financial difficulty, and we agreed to modify the loan. Information with respect to nonperforming assets and troubled debt restructurings at December 31, 2015 and 2014 is as follows:

	December 31, 2015	December 31, 2014

Non-Accrual Loans:
Owner-occupied one- to- four family	$105,599	$187,187
Non owner-occupied one- to- four family	1,149,218	1,793,570
Home Equity Lines of credit	13,439	95,301
Consumer	313	-
Total Non-Accrual Loans	1,268,569	2,076,058
Other Real Estate Owned, net	-	-
Loans 90 days or more past due and still accruing	-	-
Total Nonperforming Assets	1,268,569	2,076,058

Troubled Debt Restructurings	932,246	963,317

Troubled Debt Restructurings included In Non-Accrual Loans	-	-

Troubled Debt Restructurings and Total Nonperforming Assets	$2,200,815	$3,039,375

At December 31, 2015 and 2014, there were no loans 90 days past due or more and still accruing interest. At December 31, 2015, the Company had twenty seven loans on non-accrual status with foregone interest in the amount of $247,918. At December 31, 2014, the Company had twenty eight loans on non-accrual status with foregone interest of $153,642.

The following table presents loans individually evaluated for impairment by class of loan as of December 31, 2015 and 2014:

	As of December 31, 2015			As of December 31, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance

With no allowance recorded:
Owner Occupied one- to- four family residential	$1,037,845	$1,043,829	$-	$436,083	$451,311	$-
Non Owner Occupied one- to- four family residential	1,149,218	2,250,817	-	139,823	205,902	-
Home Equity Lines of Credit	13,439	13,439	-	95,301	95,301	-
Consumer	313	313	-	-	-	-
Total with no allowance	$2,200,815	$3,308,398	$-	$671,207	$752,514	$-

With an allowance recorded:
Owner Occupied one- to- four family residential	$-	$-	$-	$714,421	$714,421	$20,911
Non Owner Occupied one- to- four family residential	-	-	-	1,653,747	1,681,478	382,233
Total with an allowance	$-	$-	$-	$2,368,168	$2,395,899	$403,144

Grand total:

Owner Occupied one- to- four family residential	$1,037,845	$1,043,829	$-	$1,150,504	$1,165,732	$20,911
Non Owner Occupied one- to- four family residential	1,149,218	2,250,817	-	1,793,570	1,887,380	382,233
Home Equity Lines of Credit	13,439	13,439	-	95,301	95,301	-
Consumer	313	313	-	-	-	-
Grand total	$2,200,815	$3,308,398	$-	$3,039,375	$3,148,413	$403,144

Information on impaired loans for the years ended December 31, 2015 and 2014 is as follows:

	December 31, 2015		December 31, 2014
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized

With no allowance recorded:
Owner Occupied one- to- four family residential	$1,102,936	$40,223	$441,349	$16,536
Non Owner Occupied one- to- four family residential	1,330,950	10,580	78,287	2,312
Home Equity Lines of Credit	59,160	1,126	357,101	1,847
Consumer	78	125	-	-
Total with no allowance	$2,493,124	$52,054	$876,737	$20,695

With an allowance recorded:
Owner Occupied one- to- four family residential	$-	$-	$2,281,875	$22,558
Non Owner Occupied one- to- four family residential	-	-	723,698	25,111
Total with an allowance	$-	$-	$3,005,573	$47,669

Grand total:
Owner Occupied one- to- four family residential	$1,102,936	$40,223	$2,723,224	$39,094
Non Owner Occupied one- to- four family residential	1,330,950	10,580	801,985	27,423
Home Equity Lines of Credit	59,160	1,126	357,101	1,847
Consumer	78	125	-	-
Grand total	$2,493,124	$52,054	$3,882,310	$68,364

The following table reflects impaired loans as of December 31, 2015 and 2014. A loan is impaired when it is not likely the lender will collect the full value of the loan because the creditworthiness of a borrower has fallen.

	December 31, 2015	December 31, 2014
Impaired performing loans:
Owner occupied one- to- four family	$-	$-
Non owner occupied one- to- four family	-	-
Home equity lines of credit	-	-
Commercial	-	-
Construction	-	-
Consumer	-	-
Troubled debt restructurings:
Owner occupied one- to- four family	932,246	963,317
Non owner occupied one- to- four family	-	-
Home equity lines of credit	-	-
Commercial	-	-
Construction	-	-
Consumer	-	-
Total impaired performing loans	932,246	963,317
Impaired nonperforming loans (nonaccrual):
Owner occupied one- to- four family	105,599	187,187
Non owner occupied one- to- four family	1,149,218	1,793,570
Home equity lines of credit	13,439	95,301
Commercial	-	-
Construction	-	-
Consumer	313	-
Troubled debt restructurings:
Owner occupied one- to- four family	-	-
Non owner occupied one- to- four family	-	-
Home equity lines of credit	-	-
Commercial	-	-
Construction	-	-
Consumer	-	-
Total impaired nonperforming loans (nonaccrual)	1,268,569	2,076,058

Total impaired loans	$2,200,815	$3,039,375

Loans may be periodically modified in a troubled debt restructuring (TDR), where the Company will make concessions to a borrower having financial difficulty to help the borrower remain current on the loan and/or to avoid foreclosure. When we modify loans in a TDR, we evaluate any possible impairment similar to other impaired loans. If we determine that the value of the modified loan is less than the recorded investment in the loan, impairment is generally recognized through a charge-off through the allowance, however, if a specific reserve has been established, impairment is recognized through the provision for loan losses. At December 31, 2015, we had two loans that were restructured totaling $932,601, both of which were secured by owner-occupied one- to- four family residential properties. At December 31, 2014, we had two loans that were restructured totaling $963,317, both of which were secured by owner-occupied one- to- four family residential properties.

There were no impaired loans that were modified due to a TDR in 2015 or 2014.

4.	GROUND RENTS

The carrying value of ground rents was as follows:

	December 31,
	2015	2014

Ground rents at cost	$854,496	$865,996
Less valuation allowance	(43,812)	(44,703)

Total	$810,684	$821,293

Ground rents represent the value of long-term leases with respect to land we own underlying residential properties. Based on the analysis of the ground rents owned by the Bank, management has determined that the valuation allowance is adequate as of December 31, 2015.

5.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,
	2015	2014

Land	$170,773	$170,773
Land improvements	27,284	27,284
Building	465,318	462,596
Furniture, fixtures, and equipment	342,637	356,109
Leasehold improvements	186,079	235,202
Automobiles	77,246	77,246
	1,269,337	1,329,210
Less accumulated depreciation and amortization	544,456	528,524

Net book value of property and equipment	$724,881	$800,686

Depreciation expense amounted to $91,581 and $143,710 for the years ended December 31, 2015 and 2014, respectively.

The Bank is obligated under noncancelable lease agreements for three branches. The leases each contain renewal options and provide that the Bank pay property taxes, insurance and maintenance costs. Total rent expense under operating leases for the years ended December 31, 2015 and 2014 was $289,488 and $297,254, respectively. Future minimum lease payments under leases having initial or remaining noncancelable leases:

2016	$259,223
2017	180,012
2018	122,417
2019	124,251
2020	10,367

6.	DEPOSIT ACCOUNTS

Deposit accounts by type are as follows:

	December 31,
	2015	2014

Demand	$1,000,110	$978,208
Passbook	11,740,454	11,843,533
NOW accounts	4,396,923	4,331,912
Money market funds	2,868,167	2,719,725
Certificates of deposit	92,208,882	94,308,137

Total	$112,214,536	$114,181,515

The following tables present contractual maturities of certificate accounts:

	As of December 31, 2015

	2016	2017	2018	2019	2020	2021 and thereafter

Certificates of Deposit	$38,745,085	$18,926,506	$15,550,798	$10,394,738	$6,237,536	$2,354,219

	As of December 31, 2014

	2015	2016	2017	2018	2019	2020 and thereafter

Certificates of Deposit	$25,621,204	$26,153,111	$15,929,927	$13,237,123	$10,643,092	$2,723,680

Certificates of deposit and other time deposits in denominations of more than $250,000 totaled $5,945,392 and $5,709,441 as of December 31, 2015 and 2014, respectively. Certificates of deposit and other time deposits in denominations of $100,000 or more totaled $35,955,350 and $35,079,865 as of December 31, 2015 and 2014, respectively. Generally, deposit amounts in excess of $250,000 are not federally insured.

The Bank held deposits of $173,841 and $261,605 for related parties at December 31, 2015 and 2014.

Interest expense by deposit type is as follows:

	December 31,
	2015	2014

Demand	$-	$-
Passbook	17,477	20,702
NOW / Money market funds	7,403	7,944
Certificates of deposit	1,131,062	1,124,553
Brokered deposits	-	-

Total	$1,155,942	$1,153,199

7.	BORROWED FUNDS

Total advances outstanding from the Federal Home Loan Bank (FHLB) were $20,000,000 as of December 31, 2015 and 2014, respectively. The total amount available under the line of credit at December 31, 2015 was approximately $48,400,000.

Advances are summarized as follows:

		December 31, 2015		December 31, 2014
Year of Maturity	Interest Rate	Balance	Average Amount	Balance	Average Amount

2016	0.57%	$5,000,000	$5,000,000	$5,000,000	$5,000,000
2017	4.28%	5,000,000	5,000,000	5,000,000	5,000,000
2018	3.94%	5,000,000	5,000,000	5,000,000	5,000,000
2018	3.38%	5,000,000	5,000,000	5,000,000	5,000,000
		$20,000,000	$20,000,000	$20,000,000	$20,000,000

Interest is paid monthly with principal due at maturity for all advances outstanding at December 31, 2015 and 2014. Interest expense on advances from the FHLB amounted to $616,302 for the years ended December 31, 2015 and 2014.

Pursuant to collateral agreements with the FHLB, advances are secured by all stock in the FHLB and qualifying first and second mortgage loans, home equity loans and commercial real estate loans.

8.	INCOME TAXES

The components of income tax expense (benefit) are as follows:

	Year Ended December 31,
	2015	2014

Current tax expense (benefit):
Federal	$445	$(10,229)
State	118	(2,705)
Total current tax expense (benefit)	563	(12,934)

Deferred tax benefit:
Federal	(308,484)	(146,917)
State	(26,033)	(25,299)
Total deferred tax benefit	(334,517)	(172,216)

Total income tax benefit	$(333,954)	$(185,150)

A reconciliation between income tax benefit and taxes computed at the statutory federal rate is as follows:

	December 31,
	2015	2014

Federal income tax rate	(34.0)%	(34.0)%
State income taxes, net of federal income tax effect	(4.6)	(12.5)
Decrease resulting from:
Increase in value of bank-owned life insurance	(5.0)	(45.7)
Nondeductible expenses	6.8	-
Other	4.7	(61.5)
Effective tax rate	(32.1)%	(153.7)%

	December 31,
	2015	2014
Deferred tax assets:
Provision for loan losses	$611,398	$650,843
Deferred compensation	361,911	302,607
Net operating losses	521,963	214,737
Nonaccrual loan income	97,791	60,604
Restricted stock awards	-	6,438
Nonqualified stock options	24,452	16,731
ATM Credit	55,566	55,566
Other	17,284	17,748

Total gross deferred tax assets	1,690,365	1,325,274

Deferred tax liabilities:
Depreciation	25,600	7,092
Restricted stock awards	4,974	-
Loan fee income	165,855	158,763
FHLB stock dividend	23,759	23,759

Total gross deferred tax liabilities	220,188	189,614

Net deferred tax assets attributable to operations	1,470,177	1,135,660
Deferred tax on unrealized income on investments charged to other comprehensive income	39,584	41,947

Net deferred income tax asset	$1,509,761	$1,177,607

As of December 31, 2015, the Company had net operating loss carryforwards of approximately $1,250,000, which expire beginning in 2030. In determining whether a valuation allowance on deferred tax assets is required, management reviews its current tax position and the ability to carry back losses as well as projected future taxable income exclusive of reversing temporary differences and carry-forwards. No valuation allowance has been established as management believes it will generate sufficient income in future years to realize the net operating loss benefits before they expire.

9.	EMPLOYEE RETIREMENT PLANS

The Bank sponsors an employee 401(k) savings and investment plan. The plan covers substantially all employees meeting age and service requirements and provides for both employee and employer matching contributions under Safe Harbor provisions. Expenses related to this plan for the years ended December 31, 2015 and 2014 were $60,833 and $62,806, respectively.

In connection with the conversion to stock form, the Company established an Employee Stock Ownership Plan (ESOP) for the exclusive benefit of eligible employees. The ESOP borrowed funds from the Company in an amount sufficient to purchase 126,960 shares, or 8% of the Common Stock issued in the offering. The shares were acquired at a price of $10.00 per share.

The loan is secured by the shares purchased and will be repaid by the ESOP with funds from contributions made by the Bank and dividends received by the ESOP, with funds from any contributions on ESOP assets. Contributions will be applied to repay interest on the loan first and the remainder will be applied to principal. The loan is expected to be repaid over a period of 12 years.

Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their compensation, relative to total compensation, of all active participants. Participants will vest their accrued benefits under the employee stock ownership plan at the rate of 33.33% per year beginning in year two. Vesting is accelerated on or after attaining normal retirement age (age 65), upon death or disability of the participant, or a change in control of the Bank. Forfeitures will be reallocated to remaining plan participants. Benefits may be payable upon retirement, death, disability, separation of service, or termination of the ESOP.

The debt of the ESOP, in accordance with generally accepted accounting principles, is eliminated in consolidation and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average market price of the shares for the respective period, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense for the years ended December 31, 2015 and 2014 was $178,026 and $170,891, respectively.

A summary of ESOP shares at December 31, 2015 and 2014 is as follows:

	2015	2014

Shares committed for release	52,900	42,320

Unearned shares	74,060	84,640

Total ESOP shares	126,960	126,960

Fair Value of unearned shares	$1,381,960	$1,337,312

10.	STOCK-BASED COMPENSATION

In May 2012, the Company's shareholders approved a new Equity Incentive Plan (the "2012 Equity Incentive Plan''). The 2012 Equity Incentive Plan allows for up to 63,480 shares to be issued to employees, executive officers or Directors in the form of restricted stock, and up to 158,700 shares to be issued to employees, executive officers or Directors in the form of stock options.

Stock Options: Under the above plan, the exercise price is the market price at date of grant. The maximum option term is ten years and the vesting period is 25% immediately, 25% after one year, 25% after two years and 25% after three years. The Company issues new shares to satisfy share option exercises. Total compensation costs that have been charged against income for the stock option plan was $73,254 for the years ended December 31, 2015 and 2014.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical data. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the Federal Funds rate in effect at the time of the grant.

A summary of stock option activity for the years ended December 31, 2015 and 2014 is as follows:

Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
December 31, 2015:
Outstanding at beginning of year	69,600	$13.65	8.8 years	$146,160
Granted	-	-		-
Exercised	-	-		-
Forfeited, exchanged or expired	-	-		-
Outstanding at end of year	69,600	$13.65	7.8 years	$348,696
Exercisable at end of year	52,200	$13.65	7.8 years	$261,522

Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
December 31, 2014:
Outstanding at beginning of year	69,600	$13.65	9.8 years	$38,280
Granted	-	-		-
Exercised	-	-		-
Forfeited, exchanged or expired	-	-		-
Outstanding at end of year	69,600	$13.65	8.8 years	$146,160
Exercisable at end of year	34,800	$13.65	8.8 years	$73,080

As of December 31, 2015, there was $61,045 of total unrecognized compensation cost related to non-vested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of .83 years.

Restricted Stock: The specific terms of each restricted stock award are determined by the Compensation Committee at the date of the grant. Compensation expense is recognized over the vesting period of the awards based on the fair value of the stock at the issue date. The fair value of the stock was determined using the total number of restricted stock awards granted multiplied by the fair market value of a share of Company stock at the grant date. Restricted stock awards are vested 25% immediately, 25% after one year, 25% after two years and 25% after three years.

A summary of changes in the Company’s nonvested shares for the years ended December 31, 2015 and 2014 is as follows:

		Weighted-Average
		Grant-Date
	Shares	Fair Value
Nonvested at January 1, 2015	16,496	$12.75
Granted	-	-
Vested	(8,248)	12.75
Forfeited	-	-
Nonvested at December 31, 2015	8,248	$12.75

		Weighted-Average
		Grant-Date
	Shares	Fair Value
Nonvested at January 1, 2014	24,748	$12.75
Granted	-	-
Vested	(8,252)	12.75
Forfeited	-	-
Nonvested at December 31, 2014	16,496	$12.75

The Company recorded restricted stock awards expense of $105,162 and $105,196 in 2015 and 2014. As of December 31, 2015, there was $70,108 of total unrecognized compensation cost related to nonvested shares granted under the 2012 stock incentive plan. The cost is expected to be recognized over a weighted-average period of .67 years.

11.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers consisting of commitments to extend credit. This involves, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition.

The Bank’s exposure to credit loss in the event of non-performance by the other party for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.

The Bank had commitments to originate mortgages of $930,000 and $1,400,000, secured by dwelling units, at December 31, 2015 and 2014, respectively, of which all of these commitments are for fixed-rate loans. Additionally, the Bank had unfunded lines of credit totaling $9,179,485 and $9,048,587 as of December 31, 2015 and 2014, respectively. Generally, these lines of credit are variable rate loans.

12.	DEFERRED COMPENSATION

The Bank has entered into deferred compensation agreements with two of its executive officers and two of its outside directors. Under the terms of the agreements, which consist of both a defined contribution component and a defined benefit component, the Bank is obligated to provide annual benefits for the officers and directors or their beneficiaries, after the officer’s or director’s death, disability, or retirement. For the defined benefit component the estimated present value to be paid is being accrued over the period from the effective date of the agreements until the full eligibility dates of the participants. The expense incurred for these plans for the years ended December 31, 2015 and 2014 was $150,455 and $137,914, respectively.

13.	REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting procedures. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as set forth in the table below) of capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations). The factors used to measure capital adequacy historically have included total capital, Tier I capital and Tier 2 capital. Under the revised standards of the Basel Commission on Banking Supervision (“Basel III”), a new component, common equity Tier 1 capital, was introduced effective January 1, 2015. For the Bank, common equity Tier 1 and Tier 1 capital are both comprised of capital stock, surplus and retained earnings. Total capital includes a limited amount of the allowance for loan losses. In calculating risk-weighted assets, specified risk percentages are applied to each category of asset and off-balance-sheet items.

Basel III also introduced the “capital conservation buffer” of 2.50% added to the existing minimum regulatory requirements. The buffer will be phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and will increase annually by that amount until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in stock repurchases or paying discretionary bonuses to senior executives if capital ratios fall below the stated minimums plus the buffer. Management believes, as of December 31, 2015, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2015, the most recent notification from the FDIC categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes would change the Bank’s classification. Regulatory capital amounts and ratios for the Bank are as follows:

	Actual		Minimum capital adequacy		To be well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2015 :
Total capital (to risk-weighted assets)	$24,494	27.62%	$7,094	8.0%	$8,868	10.0%
Tier I capital (to risk-weighted assets)	$23,381	26.37%	$5,320	6.0%	$7,093	8.0%
Common equity tier 1 capital (to risk-weighted assets)	$23,381	26.37%	$3,990	4.5%	$5,763	6.5%
Tier I leverage (to average assets)	$23,381	14.44%	$6,477	4.0%	$8,096	5.0%

	Actual		Minimum capital adequacy		To be well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2014:
Total Risk-Based Capital (to risk-weighted assets)	$24,949	27.61%	$7,229	8.0%	$9,036	10.0%
Tier I Capital (to risk-weighted assets)	$23,813	26.35%	$3,615	4.0%	$5,422	6.0%
Tier I Capital (to adjusted total assets)	$23,813	14.57%	$6,538	4.0%	$8,172	5.0%

On July 25, 2013, the Company authorized the repurchase of up to 142,830 shares of its common stock. Repurchases, if any, by the Company pursuant to this authorization are expected to enable the Company to repurchase its shares at an attractive price and to provide a source of liquidity for the Company’s shares. As of December 31, 2015 and 2014, there have been 73,200 shares repurchased by the Company, for an aggregate expenditure totaling $1,012,012, at an average price of $13.83.

14.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table presents the changes in each component of accumulated other comprehensive loss, net of tax, for the years ended December 31, 2015 and 2014:

	December 31, 2015	December 31, 2014
	Net Unrealized Gains and Losses on Investment Securities	Net Unrealized Gains and Losses on Investment Securities

Beginning Balance	$(64,397)	$(669,725)

Other comprehensive loss before reclassifications	9,343	606,425
Amounts reclassified from accumulated other comprehensive loss	(5,714)	(1,097)
Net current period other comprehensive loss	3,629	605,328

Ending Balance	$(60,768)	$(64,397)

The following table presents the amounts reclassified out of each component of accumulated other comprehensive loss for the years ended December 31, 2015 and 2014:

	December 31, 2015	December 31, 2014
	Amount Reclassified from Accumulated Other Comprehensive Loss	Amount Reclassified from Accumulated Other Comprehensive Loss	Affected Line Item in the Statement Where Net Income Is Presented

Reclassification adjustment for realized gains	$(9,523)	$(1,828)	Non-Interest Income
	3,809	731	Income Tax Expense
Total Reclassification for the Period	$(5,714)	$(1,097)	Net of Tax

15.	FAIR VALUE MEASUREMENTS

Measurement of fair value under U.S. GAAP establishes a hierarchy that prioritizes observable and unobservable inputs used to measure fair value, as of the measurement date, into three broad levels, which are described as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

The following table presents the Bank’s assets measured at fair value on a recurring basis:

	Fair Value at December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities:
Obligations of U.S. Government agencies	$5,867,430	$-	$5,867,430	$-
Municipal Bonds	1,022,950	-	1,022,950	-
FNMA	3,319,063	-	3,319,063	-
GNMA	681,583	-	681,583	-
Federal Agency CMO	1,528,583	-	1,528,583	-
Private label CMO	120,027	-	120,027	-
	$12,539,636	$-	$12,539,636	$-
Total assets measured at fair value	$12,539,636	$-	$12,539,636	$-

	Fair Value at December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities:
Obligations of U.S. Government agencies	$5,850,600	$-	$5,850,600	$-
Municipal Bonds	1,018,540	-	1,018,540	-
FNMA	4,351,839	-	4,351,839	-
GNMA	961,658	-	961,658	-
Federal Agency CMO	1,743,552	-	1,743,552	-
Private label CMO	194,377	-	194,377	-
	$14,120,566	$-	$14,120,566	$-
Total assets measured at fair value	$14,120,566	$-	$14,120,566	$-

Available-for-sale Securities

Securities classified as available-for-sale are reported at fair value utilizing Level 2 Inputs. For these securities, the Bank obtains fair values from an external pricing service or bid quotations received from securities dealers. The observable data may include dealer quotes, cash flows, U.S. Treasury yield curve, trading levels, credit information, and the terms and conditions of the security, among other things.

Financial Instruments Measured on a Nonrecurring Basis

The Bank may be required, from time to time, to measure certain other financial assets and liabilities at fair value on a nonrecurring basis. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets.

For assets measured at fair value on a nonrecurring basis as of December 31, 2015 and 2014, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the assets:

	Fair Value at December 31, 2015	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired Loans:
Owner occupied one- to- four family	$1,037,845	$-	$1,037,845	$-
Non owner occupied one- to- four family	1,149,218	-	1,149,218	-
Home Equity Lines of Credit	13,439	-	13,439	-
Consumer	313	-	313	-
	$2,200,815	$-	$2,200,815	$-

	Fair Value at December 31, 2014	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired Loans:
Owner occupied one- to- four family	$1,129,593	$-	$1,129,593	$-
Non owner occupied one- to- four family	1,411,337	-	1,411,337	-
Home Equity Lines of Credit	95,301	-	95,301	-
	$2,636,231	$-	$2,636,231	$-

Impaired Loans

Loans for which it is probable that the Bank will not collect all principal and interest due according to contractual terms are measured for impairment in accordance with FASB guidance. Allowable methods for estimating fair value include using the fair value of the collateral for collateral dependent loans or, where a loan is determined not to be collateral dependent, using the discounted cash flow method. In our determination of fair value, we have categorized both methods of valuation as estimates based on Level 2 inputs.

If the impaired loan is identified as collateral dependent, then the fair value method measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal or utilizing some other method of valuation for the collateral and applying a discount factor to the value based on our loan review policy and procedures.

If the impaired loan is determined not to be collateral dependent, then the discounted cash flow method is used. This method requires the impaired loan to be recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate. The effective interest rate of a loan is the contractual interest rate adjusted for any net deferred loan fees or costs, premiums, or discounts existing at origination or acquisition of the loan.

16.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods, and assumptions are set forth below for the Bank’s financial instruments as of December 31, 2015 and 2014.

	December 31, 2015
		Estimated Fair Value
	Carrying Value	Level One	Level Two	Level Three	Total
Assets:
Securities - available-for-sale	$12,539,636	$-	$12,539,636	$-	$12,539,636
Securities - held-to-maturity	8,152,724	-	8,306,276	-	8,306,276
Loans, net of allowance	112,584,804	-	2,200,655	113,439,387	115,640,042
Federal Home Loan Bank stock	1,047,200	-	1,047,200	-	1,047,200

Liabilities:
Deposit accounts and advances by borrowers	112,800,549	-	-	113,032,369	113,032,369
Advances from the FHLB	20,000,000	-	-	20,436,116	20,436,116

	December 31, 2014
		Estimated Fair Value
	Carrying Value	Level One	Level Two	Level Three	Total
Assets:
Securities - available-for-sale	$14,120,566	$-	$14,120,566	$-	$14,120,566
Securities - held-to-maturity	9,099,935	-	9,295,742	-	9,295,742
Loans, net of allowance	117,707,176	-	2,636,231	119,110,891	121,747,122
Federal Home Loan Bank stock	1,049,900	-	1,049,900	-	1,049,900

Liabilities:
Deposit accounts and advancesby borrowers	114,824,994	-	-	115,188,343	115,188,343
Advances from the FHLB	20,000,000	-	-	20,498,193	20,498,193

(a) Securities - The fair value of securities excluding Federal Home Loan Bank stock, is based on bid prices received from an external pricing service or bid quotations received from securities dealers.

(b) Loans - Loans were segmented into portfolios with similar financial characteristics. Loans were also segmented by loan category. Each loan category was further segmented by fixed and adjustable rate interest terms and performing and nonperforming categories. The fair value of residential loans was calculated by discounting anticipated cash flows based on weighted-average contractual maturity, weighted-average coupon, and discount rate.

The fair value for nonperforming loans was determined by reducing the carrying value of nonperforming loans by the Company’s historical loss percentage for each specific loan category.

(c) Federal Home Loan Bank Stock - The fair value of Federal Home Loan Bank stock approximates its carrying value based on the redemption provisions of the Federal Home Loan Bank.

(d) Deposits and Advances by Borrowers - The fair value of deposits with no stated maturity, such as noninterest bearing deposits, interest-bearing NOW accounts, money market and statement savings accounts, is deemed to be equal to the carrying amounts. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate for certificates of deposit was estimated using the rate currently offered for deposits of similar remaining maturities.

(e) Advances from the FHLB - Fair values are estimated by discounting carrying values using a cash flow approach based on market rates as of December 31, 2015 and 2014.

(f) Off-Balance Sheet Financial Instruments - The Company’s adjustable rate commitments to extend credit move with market rates and are not subject to interest rate risk. The rates and terms of the Company’s fixed rate commitments to extend credit are competitive with others in the various markets in which the Company operates. The fair values of these instruments are immaterial.

(g) Limitations - Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect estimates.

17.	EARNINGS PER SHARE

The factors used in the earnings per share computation are as follows:

	2015	2014
Basic
Net (loss) income	$(706,261)	$64,660
Weighted average common shares outstanding	1,365,771	1,367,495
Basic (loss) earnings per common share	$(.52)	$.05

Diluted
Net (loss) income	$(706,261)	$64,660
Weighted average common shares outstanding – basic	1,365,771	1,367,495
Add: Dilutive effects of assumed exercise of stock options and vesting of restricted stock	-	25,967
Average shares and dilutive potential common shares	1,365,771	1,393,462

Diluted (loss) earnings per common share	$(.52)	$.05

18.	PARENT COMPANY ONLY FINANCIAL STATEMENTS

Presented below are the condensed balance sheets, statements of operations and statements of cash flows for Fraternity Community Bancorp, Inc. for the years ended December 31, 2015 and 2014.

CONDENSED BALANCE SHEETS

	2015	2014
Assets:
Cash and due from bank	$3,892,942	$3,883,052
Investment in bank subsidiary	23,320,126	23,748,796
Total assets	$27,213,068	$27,631,848

Liabilities and Stockholders’ Equity Liabilities:	$-	$-

Stockholders’ Equity:
Preferred stock, $0.01 par value; authorized 1,000,000; none issued	-	-
Common stock, $0.01 par value; authorized 15,000,000; issued and outstanding, 1,376,503 shares at December 31, 2015 and 1,381,082 shares at December 31, 2014	13,765	13,811
Additional paid in capital	12,466,903	12,288,805
Retained earnings	15,473,000	16,175,632
Unearned ESOP shares	(740,600)	(846,400)
Total stockholders’ equity	27,213,068	27,631,848
Total liabilities and stockholders’ equity	$27,213,068	$27,631,848

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2015	Year Ended December 31, 2014

Interest income on loans	$-	$-
Interest income on ESOP loan	-	-
Total income	-	-

Operating expenses	224,557	19,000
Loss before equity in income of bank subsidiary	(224,557)	(19,000)

Equity in net (loss) income of bank subsidiary	(481,704)	83,660

Net (loss) income	$(706,261)	$64,660

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2015	Year Ended December 31, 2014

Cash flows from operating activities:
Net (loss) income	$(706,261)	$64,660
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity in undistributed net income of subsidiary	481,704	(83,660)
Share based ESOP adjustment	72,076	52,185
Increase in other assets	-	-
Increase in other liabilities	-	-
Net cash (used in) provided by operating activities	(152,481)	33,185

Cash flows from investing activities:
Investment in bank subsidiary	129,011	148,936
Net cash provided by investing activities	129,011	148,936

Cash flows from financing activities:
Proceeds from issuance of common stock (net of costs)	-	-
Repayment of loan from bank subsidiary	105,800	105,800
Stock repurchases	(72,440)	(178,826)
Net cash provided by (used in) financing activities	33,360	(73,026)

Net increase in cash and cash equivalents	9,890	109,095
Cash and cash equivalents, beginning of year	3,883,052	3,773,957
Cash and cash equivalents, end of year	$3,892,942	$3,883,052

19.	NEW ACCOUNTING PRONOUNCEMENTS

In January, 2014, the FASB issued ASU No. 2014-04, “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.” The objective of this guidance is to clarify when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. ASU No. 2014-04 states than an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either: (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure; or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, ASU 2014-04 requires interim and annual disclosure of both: (1) the amount of foreclosed residential real estate property held by the creditor; and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The Company adopted ASU No. 2014-04 effective January 1, 2015. The adoption of ASU No. 2014-04 did not have a material impact on the Company’s consolidated financial statements.

In August, 2014, the FASB issued ASU No. 2014-14, “Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure.” The objective of this guidance is to reduce diversity in practice related to how creditors classify government-guaranteed mortgage loans, including FHA and VA guaranteed loans, upon foreclosure. Some creditors reclassify those loans to real estate consistent with other foreclosed loans that do not have guarantees; others reclassify the loans to other receivables. The amendments in this guidance require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: (1) the loan has a government guarantee that is not separable from the loan before foreclosure; (2) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim; and (3) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The Company adopted ASU No. 2014-14 effective January 1, 2015. The adoption of ASU No. 2014-14 did not have a material impact on the Company’s consolidated financial statements.

In January, 2016, the FASB issued ASU No. 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities.” This ASU addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments by making targeted improvements to GAAP as follows: (1) require equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer; (2) simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairment exists, an entity is required to measure the investment at fair value; (3) eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (4) eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (5) require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (6) require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (7) require separate presentation of financial assets and financial liabilities by measurement category and form of financial assets (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (8) clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. ASU No. 2016-01 is effective for interim and annual reporting periods beginning after December 15, 2017. Early application is permitted as of the beginning of the fiscal year of adoption only for provisions (3) and (6) above. Early adoption of the other provisions mentioned above is not permitted. The Company is currently evaluating the provisions of ASU No. 2016-01 and will be closely monitoring developments and additional guidance to determine the potential impact the new standard will have on the Company’s consolidated financial statements.

20.	ENTRY INTO AGREEMENT AND PLAN OF MERGER

The Company entered into an Agreement and Plan of Merger, dated as of October 12, 2015 (the “Merger Agreement”), by and among Hamilton Bancorp, Hamilton Acquisition Corp. II (a wholly owned subsidiary of Hamilton Bancorp) and Fraternity Community Bancorp, Inc., including the merger of Hamilton Acqusition Corp. II with and into Fraternity Community Bancorp, Inc.

Under the terms of the Merger Agreement, the Company’s shareholders will receive $19.25 in cash for each share of common stock they own. The Merger Agreement also provides that all options to purchase the Company’s stock which are outstanding and unexercised immediately prior to the closing shall be converted into fully vested and exercisable options to purchase shares of Hamilton Bancorp, Inc. common stock, as adjusted for the Exchange Ratio.

Consummation of the merger is subject to certain conditions, including, among others, approval of the Merger by the Company’s shareholders, governmental filings and regulatory approvals and expiration of applicable waiting periods, accuracy of specified representations and warranties of the other party, absence of a material adverse effect, receipt of tax opinions, and the absence of any injunctions or other legal restraints. Currently, the Merger is expected to be completed in the second quarter of 2016.